Exhibit 10.3

This OPERATIONS AGREEMENT (this “Agreement”) is made as of JULY 5th ,2022, by and between Raphael Pharmaceutical ltd. (the “Company”), and Guy Ofir & Co. SRL a Romanian Company no. J40/1123/2007 OR ADV’ GUY OFIR I.D. 172910400069 (the “CFO, Legal Adviser & Director”).

RECITALS

WHEREAS, the Company desires to engage the CFO into this agreement, and the CFO desires & agree to all the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Appointment of CFO, Legal Adviser & Director and it’s relationship with the Company.

CFO shall provide CFO, Legal Advises & Director Services to the Company, as hereinafter provided. CFO, at all times, shall be independent of the Company. Nothing contained herein shall be deemed to make or render the Company a partner, co-venturer or other participant in the business or operations of the CFO, or in any manner to render Company liable, as principal, surety, guarantor, and agent or otherwise for any of the debts, obligations or liabilities of CFO. Similarly, nothing contained herein shall be deemed to make or render the CFO a partner, co-venturer or other participant in the business or operations of the Company, or in any manner to render CFO liable, as principal, surety, guarantor, and agent or otherwise for any of the debts, obligations or liabilities of Company.

2. CFO Services.

Commencing on the date of this Agreement, CFO will provide, supply and render such services and operational support services as are necessary to provide service to the Company and, as more specifically described below, shall:

a.	CFO SERVICES TO THE COMPANY.

b.	Legal Advice to the company.

c.	Serve as a Director of the Company.

3. Obligations of the Company.

Prior to the expiration of this Agreement, the Company shall provide the CFO with true and correct information relating to all functions for which the CFO has responsibility hereunder, and shall not take any action to interfere with the CFO’s performance of its duties hereunder.

4. Additional Agreements of the CFO.

The CFO agrees that at all times during the term of this Agreement it shall, to the extent the Company has adequate funds thereto:

(a) Do nothing, and permit nothing to be done (which is within the control of the CFO), which will or might cause the Company to operate in an improper or illegal manner.

(b) Not cause a default in any of the terms, conditions and obligations of any of the contracts and other agreements of the Company.

(c) To the extent permissible by law, maintain in full force its licenses and permits in the State of Israel and comply fully with all laws respecting its formation, existence, activities and operations.

(d) Allow the Company and the employees, attorneys, accountants and other representatives of the Company, full and free access to its books and records, and all of the facilities of the Company relating to the Business.

5. General and Administrative Activities.

To the extent that CFO shall deem it necessary or desirable, CFO shall have the power and authority to combine and integrate, at its own office (including those of an affiliate), the “general and administrative” (as such term is used in accounting practice) activities of the Business, including, but not limited to, all accounting, bookkeeping, record-keeping, paying, receiving and other fiscal or financial activities, with those of CFO, provided that any obligation of the Company to share or defer costs of such office shall but subject to the subsequent agreement of the Company.

6. Location.

During the term of this Agreement, the business of the Company will be serviced by CFO from the Manager’s (CEO) office in Lui-Paster 4 Tel Aviv Jaffa, Israel or any other location selected by Manager (CEO).

7. Compensation.

a.	Base Compensation:

While CFO is employed by the Company hereunder and as otherwise provided in this Agreement, the Company shall pay to CFO a monthly fee in the amount of $12,000, payable in advance, with the first payment being due and payable on January 1st, 2023, and each succeeding payment being due and payable on the first day of each succeeding calendar quarter during the term of this Agreement. The parties agreed that between 1.7.2022-31.12.2022 the CFO fees will remain $6,000 per month.

b.	Expenses:

While CEO is employed by the Company hereunder, the Company shall reimburse CFO for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by it in the performance of its duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

c.	The company will grant the GUY OFIR 1,000,000 Restricted shares at no cost & 1,000,000 Warrants to be executed at price of $1 per Warrant until 31.12.2025.

8. Term of Agreement; Termination of Rights.

(a) The term of this Agreement shall commence on its execution, and expire, unless terminated or extended in writing, on December 31, 2024. Upon termination of this Agreement, all books and records relating to the operation of the Business shall be immediately returned to the Company. Notwithstanding the foregoing, the Company may terminate this Agreement prior to the expiration of its term upon one hundred & twenty (120) days advance notice and the payment to the CFO of a termination fee equal to the lesser of a) $120,000, or b) the monthly CFO’s fee paid or payable to the CFO pursuant to Paragraph 7 herein for the remaining this Agreement.

(b) Company may, at its option, upon ten (10) days’ written notice terminate this Agreement (if such default is not cured within such ten (10) day period or such longer period as required to effect a cure if a cure is commenced within 10 days and diligently prosecuted): (i) if CFO shall violate any material provision of this Agreement; (ii) if CFO shall violate or be in material breach of any provision, representation, warranty, covenant or undertaking herein; or (iii) if CFO (a) makes an assignment for the benefit of creditors, (b) is adjudicated a bankrupt, (c) files or has filed against it any bankruptcy, reorganization, liquidation or similar petition or any petition seeking the appointment of a receiver, conservator or other representative, or (d) proposes a composition arrangement with creditors. The date on which this Agreement is terminated pursuant to Section 8(a) above or this Section 8(b) is hereinafter referred to as the “Expiration Date”.

9. Indemnification.

(a) Company shall indemnify, defend and hold harmless CFO and its affiliates, their respective shareholders, officers, directors, employees, and agents, against and in respect of any and all Losses arising out of or due to the operation of the Business by Company, its affiliates, agents, servants and/or employees prior to the commencement of the term of this Agreement. The obligations set forth in this Section 9(b) shall survive for a period of one (1) year following the Expiration Date.

10. Additional Provisions.

(a) This Agreement sets forth the entire understanding and agreement among the parties hereto with reference to the subject matter hereof and may not be modified, amended, discharged or terminated except by a written instrument signed by the parties hereto.

(b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of ISRAEL applicable to agreements made, delivered and to be performed within such State.

(c) This Agreement may not be assigned by Company or CFO, except that CFO may in its sole discretion assign this Agreement to a properly licensed affiliate performing similar types of services. Upon any assignment CFO shall remain primarily liable and also be jointly and severally liable to Company for performance of CFO’s duties herein.

(d) All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by each of the parties hereto and their respective successors and assigns. Except for affiliates of the Company and CFO and their respective shareholders, officers, directors, employees and agents, no person other than the parties hereto shall be a third party beneficiary of this Agreement or have any rights hereunder.

(e) If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

(f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(g) The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Signed this 5th day of July, 2022.

/s/ Shlomo Pilo	/s/ Guy Ofir

“COMPANY”	“CFO”

by: SHLOMO PILO, CEO	by: GUY OFIR, CFO

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